UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 Or 15(d) of the
Securities Exchange Act Of 1934
Date of Report (Date of earliest event reported): August 4, 2009
MOLECULAR INSIGHT PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in Charter)

Massachusetts (State or Other Jurisdiction of Incorporation)	001-33284 (Commission File Number)	04-0562086 (IRS Employer Identification No.)
160 Second Street, Cambridge, Massachusetts 02142
(Address of Principal Executive Offices, Including Zip Code)
(617) 492-5554
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement with Certain Officers.
     Molecular Insight Pharmaceuticals, Inc. (the “Company”) announced today that Charles H. (Chuck) Abdalian, Jr. was appointed by the Board of Directors of the Company on August 4, 2009 as Vice President of Finance and Chief Financial Officer, effective and commencing on August 10, 2009 (the “Employment Commencement Date”). Mr. Abdalian replaces Donald E. Wallroth, who will be resuming his full-time responsibilities as a Financial Leadership Partner at Tatum, LLC.
     Mr. Abdalian, 59, is a life sciences executive with over 15 years of leadership experience in the industry. Prior to joining the Company, Mr. Abdalian served as Senior Vice President and Chief Financial Officer of Coley Pharmaceutical Group, Inc. from March 2004 to March 2008. Previously, he held positions of Chief Executive Officer at Pelias Technologies, Inc. from October 2001 to December 2002, and Chief Financial Officer of Emisphere Technologies, Inc. from March 1999 to July 2001, Del Laboratories, Inc. from September 1997 to June 1998, and the medical products business of W.R. Grace Healthcare from June 1994 to February 1997. Earlier in his career, he was an audit Partner at Coopers & Lybrand, now part of PricewaterhouseCoopers. Mr. Abdalian holds a B.S. from Norwich University and an MBA from the Wharton School of The University of Pennsylvania.
     In connection with Mr. Abdalian’s employment as Vice President of Finance and Chief Financial Officer, the Company and Mr. Abdalian signed an offer letter (the “Offer Letter”). Pursuant to the terms of the Offer Letter, Mr. Abdalian’s annual base salary will be $300,000 for the current fiscal year. Mr. Abdalian will be eligible to receive an annual incentive bonus each year with a target annual amount equal to 50% of his annual base salary. Mr. Abdalian’s employment with the Company will be for no specified period of time and will be on an at-will basis and his compensation package will be reviewed annually by the Compensation Committee of the Board.
     In addition, Mr. Abdalian will be granted, under the Company’s Amended and Restated 2006 Equity Incentive Plan (the “2006 Plan”), a non-statutory stock option to purchase 175,000 shares of common stock of the Company, effective as of the first Tuesday after the Company releases its quarterly financial results for the fiscal quarter ended June 30, 2009 (the “Grant Date”), at an exercise price of the fair market value per share on the Grant Date as determined pursuant to the 2006 Plan. Subject to continued employment of Mr. Abdalian with the Company, this option will vest in four equal annual installments on the first four anniversary dates of the Employment Commencement Date. The foregoing option will be subject to acceleration of vesting upon a Change of Control (as such term is defined in the 2006 Plan) and will be exercisable until the earlier of the first anniversary date of such Change of Control or the expiration date of such option. If the Company terminates Mr. Abdalian’s employment without “Cause” (as such term is defined in the 2006 Plan) prior to a Change of Control, Mr. Abdalian is entitled to receive immediate vesting of the options that have not yet vested, but are due to vest in the then-current fiscal year. In addition to the foregoing and subject to approval by the Compensation Committee, Mr. Abdalian will be granted a non-statutory stock options to purchase an additional 50,000 shares of the Company’s Common Stock, which options will vest based upon achievement of certain milestones to be determined by the Company’s Compensation Committee.
     Under the Offer Letter, in the event of a termination of Mr. Abdalian’s employment without “Cause” prior to a Change of Control, Mr. Abdalian will be entitled to receive (i) salary continuation of his then-current base salary for a period of 12 months; (ii) continuation of health benefits for up to 12 months; and (iii) discretionary payment of a bonus amount to be reviewed and determined by the Compensation Committee in good faith for the fiscal year in which Mr. Abdalian’s employment is terminated. Receipt of any benefits under the Offer Letter at the time of termination will be conditioned on Mr. Abdalian’s executing a written separation agreement and release with the Company. Additionally, Mr. Abdalian will enter into a Change in Control Agreement with the Company, which will provide for the severance benefits to Mr. Abdalian in the event of a Change of Control and include certain non-compete obligations of Mr. Abdalian.
     The descriptions of the Offer Letter is qualified in its entirety by the full text of the Offer Letter, which is filed herewith as Exhibits 10.1 to this Current Report on Form 8-K.

Item 7.01.	Regulation FD Disclosure.
     On August 5, 2009, the Company issued a press release announcing the appointment of Mr. Abdalian as set forth in Item 5.02 above. A copy of this press release is furnished with this Current Report on Form 8-K and attached hereto as Exhibit 99.1.
     Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01.	Financial Statements and Exhibits.
          (d) Exhibits. The following exhibit is furnished pursuant to Items 5.02 and 7.01:
10.1	Offer Letter, between Molecular Insight Pharmaceuticals, Inc. and Charles H. Abdalian, Jr., dated August 4, 2009.

99.1	Press Release of Molecular Insight Pharmaceuticals, Inc., dated August 5, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized, on the 5th day of August, 2009.

MOLECULAR INSIGHT PHARMACEUTICALS, INC.
By:	/s/ Daniel L. Peters
	Name:	Daniel L. Peters
	Title:	President and Chief Executive Officer

Exhibit Index to Current Report on Form 8-K

Exhibit
Number	Exhibit Description

10.1	Offer Letter, between Molecular Insight Pharmaceuticals, Inc. and Charles H. Abdalian, Jr., dated August 4, 2009.

99.1	Press Release of Molecular Insight Pharmaceuticals, Inc., dated August 5, 2009.

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